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Exhibit 10.32

OMNIVISION TECHNOLOGIES, INC.

2007 EQUITY INCENTIVE PLAN

NOTICE OF GRANT OF PERFORMANCE SHARES

        Unless otherwise defined herein, the terms defined in this Notice of Grant of Performance Shares (the "Notice of Grant") and Terms and Conditions of Performance Share Grant, attached hereto as Exhibit A (together, the "Agreement"), will have the same defined meanings as in the 2007 Equity Incentive Plan (the "Plan").

  Participant:

  Address:

        You have been granted the right to receive Performance Shares, subject to the terms and conditions of the Plan and the Agreement as follows:

Grant Number
Date of Grant
Target Number of Performance Shares	[ ]
Performance Period	Fiscal Year 20
Performance Matrix
The number of Performance Shares in which you may vest in accordance with the Vesting Schedule below will depend upon the achievement of both individual performance goals and corporate performance goals and will be determined in accordance with the Performance Matrix, attached hereto as Exhibit B.

  Vesting Schedule:

        The Performance Shares will vest as follows:

        Fifty percent (50%) of the earned Performance Shares will vest on the second anniversary of the Date of Grant and fifty percent (50%) of the earned Performance Shares will vest on the third anniversary of the Date of Grant; provided, however, that in each case Participant remains a Service Provider through each vesting date.

        In the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the Performance Shares, the Performance Shares and Participant's right to acquire any Shares hereunder will immediately terminate.

        *      Important additional information on vesting and forfeiture of the Performance Shares covered by this grant is contained in the attached Terms and Conditions of Performance Share Grant; please be sure to read the entire Agreement.

        The Performance Shares evidenced by this Notice of Grant is part of and subject in all respects to the terms and conditions of the Plan (a copy of which has been made available to Participant by the Company) and the attached Terms and Conditions of Performance Share Grant.

        By Participant's signature to this Agreement, Participant represents and warrants that he or she is familiar with, and agrees to be bound by, the terms and provisions of the Plan and this Agreement. Participant further represents and warrants that he or she has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of the Plan and this Agreement.

        Participant acknowledges and agrees that by clicking the "ACCEPT" button on the E*TRADE on-line grant agreement response page, it will act as Participant's electronic signature to this Agreement and will result in a contract between Participant and the Company with respect to this Award of Performance Shares. Participant agrees to sign and return to the Company a paper copy of this Agreement to the extent requested by the Company.

PARTICIPANT	OMNIVISION TECHNOLOGIES, INC.
Signature	By
Print Name	Title

EXHIBIT A

TERMS AND CONDITIONS OF PERFORMANCE SHARE GRANT

        1.    Grant.    The Company hereby grants to Participant under the Plan an Award of Performance Shares, subject to all of the terms and conditions in the Notice of Grant, this Agreement and the Plan.

        2.    Company's Obligation to Pay.    Each Performance Share represents the right to receive a Share on the date it vests. Unless and until the Performance Shares will have vested in the manner set forth in Section 3, Participant will have no right to payment of any such Performance Shares. Prior to actual payment of any vested Performance Shares, such Performance Share will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

        3.    Vesting Schedule.

        (a)    General.    Except as provided in Section 4, and subject to Section 5, the Performance Shares awarded by this Agreement will vest in Participant according to the vesting schedule set forth on the attached Notice of Grant, subject to Participant continuing to be a Service Provider through each such date.

        (b)    Leave of Absence.    Except to the extent otherwise required by local law, during any Company authorized leave of absence (whether paid or unpaid) following the Performance Period, the vesting of the Performance Shares will be suspended after the leave of absence exceeds a period of ninety (90) days. Vesting of the Performance Shares will resume upon Participant's termination of the leave of absence. The Vesting Schedule of the Performance Shares will be extended by the length of the suspension, plus the amount of time until the next "quarterly vesting date." For these purposes a "quarterly vesting date" means the first day of each quarter starting on January 1, April 1, July 1, or October 1 of each year respectively.

        EXAMPLE: By way of example only, assume one-half (1/2) of Participant's Performance Shares that are eligible to vest following the Performance Period are to vest on July 1 of 2010 and 2011, subject to Participant's continued status as a Service Provider through each applicable date. Assume as well that Participant commences an unpaid leave of absence on April 15, 2010 and returns from such leave of absence on August 20, 2010. On July 1, 2010, one-half (1/2) of Participant's Performance Shares would vest because as of such date Participant's leave of absence had not yet exceeded ninety (90) days. Thereafter, the remaining one-half (1/2) of the Performance Shares would vest on October 1, 2011, subject to Participant's continued status as a Service Provider through such dates and assuming Participant does not go on any additional leaves of absence requiring further suspension of vesting of the Award pursuant to this Section 3(b).

        4.    Forfeiture upon Termination of Status as a Service Provider.    Notwithstanding any contrary provision of this Agreement, the balance of the Performance Shares that have not vested as of the time of Participant's termination as a Service Provider for any or no reason and Participant's right to acquire any Shares hereunder will immediately terminate upon such termination.

        5.    Payment after Vesting.

        (a)   Subject to Section 7, any Performance Shares that vest will be paid to the Participant (or in the event of the Participant's death, to his or her estate) in whole Shares. Subject to the provisions of paragraph 5(b), such vested Performance Shares shall be paid in Shares as soon as practicable after vesting, but in each such case no later than the date that is two-and-one-half months from the later of (i) the end of the Company's tax year that includes the vesting date, or (ii) the end of Participant's tax year that includes the vesting date.

        (b)   Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Performance Shares is accelerated in connection with Participant's termination as a Service Provider (provided that such termination is a "separation from service" within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a "specified employee" within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Performance Shares will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant's termination as a Service Provider, then the payment of such accelerated Performance Shares will not be made until the date six (6) months and one (1) day following the date of Participant's termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the Performance Shares will be paid in Shares to the Participant's estate as soon as practicable following his or her death. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Performance Shares provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, "Section 409A" means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

        6.    Payments after Death.    Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to Participant's designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant's estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

        7.    Tax Withholding.    Notwithstanding any contrary provision of this Agreement, no Performance Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income taxes, employment taxes, social security taxes, social insurance, payroll taxes, contributions, payment on account obligations, national taxes and other applicable taxes and payments required to be withheld with respect to the Performance Shares otherwise issuable with respect to this Award (the "Tax-Related Items"). Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by Participant is and remains Participant's responsibility and that the Company and/or Participant's actual employer (the "Employer") (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Shares, including the grant of the Performance Shares, the vesting of Performance Shares, the settlement of the Performance Shares in Shares, or the subsequent sale of any Shares acquired pursuant to this Award; and (ii) do not commit to structure the terms of the grant or any aspect of the Performance Shares to reduce or eliminate the Participant's liability for Tax-Related Items.

        Until and unless the Administrator determines otherwise, on the date or dates on which tax or other withholding obligations (if any) arise with respect to the Performance Shares (or as soon as administratively practicable thereafter), a number of Shares sufficient to pay the minimum Tax-Related Items will be withheld by the Company pursuant to such procedures as the Administrator in its sole discretion may specify from time to time, with such withheld Shares having a value equal to the minimum amount statutorily required to be withheld. The value of the withheld Shares will be used to satisfy Participant's Tax-Related Items arising with respect to the Performance Shares. Only whole Shares will be withheld to satisfy any Tax-Related Items. If the value of the withheld Shares exceeds the Tax-Related Items, such excess value will be remitted to the Participant pursuant to such procedures as the Administrator may specify from time to time. By accepting this Award, Participant expressly consents to the withholding of Shares to cover the Tax-Related Items and agrees and acknowledges that Participant may not satisfy such Tax-Related Items by any means other than such withholding of

Shares, as set forth under this Section 7, unless required to do so by the Administrator or pursuant to the Administrator's express written consent.

        If the Company does not withhold in Shares as described above, prior to the issuance of Shares in accordance with Section 5, Participant will pay, or make adequate arrangements satisfactory to the Company or to the Employer (in their sole discretion) to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, the Participant authorizes the Company or the Employer to withhold all applicable Tax-Related Items legally payable by Participant from Participant's wages or other cash compensation payable to Participant by the Company or the Employer. Alternatively, the Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may require the Participant to satisfy the Tax-Related Items, in whole or in part by one or more of the following (without limitation): (a) paying cash, (b) delivering to the Company already vested and owned Shares having a value equal to the amount required to be withheld, or (c) selling a sufficient number of such Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld.

        If Participant fails to make satisfactory arrangements for the payment of any Tax-Related Items with respect to any Performance Shares upon vesting or otherwise, Participant will permanently forfeit such Performance Shares and the Shares issuable with respect thereto will be returned to the Plan at no cost.

        8.    Rights as Stockholder.    Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder; unless and until certificates (including through electronic delivery) representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant.

        9.    No Effect on Service.    Participant acknowledges and agrees that the vesting of the Performance Shares pursuant to the vesting schedule hereof is earned only by Participant continuing to be a Service Provider through the applicable vesting dates (and not through the act of being hired or acquiring Shares hereunder). Participant further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of Participant continuing to be a Service Provider for the vesting period, for any period, or at all, and will not interfere with Participant's right or the right of the Company (or the Parent or Subsidiary employing or retaining Participant) to terminate Participant's status as a Service Provider at any time, with or without cause, subject to local law and the terms of any employment agreement.

        10.    Address for Notices.    Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at OmniVision Technologies, Inc., attn: Stock Administrator, 1341 Orleans, Sunnyvale, CA 94089, or at such other address as the Company may hereafter designate in writing.

        11.    Grant is Not Transferable.    Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

        12.    Binding Agreement.    Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

        13.    Additional Conditions to Issuance of Stock.    If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state, federal or foreign law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

        14.    Plan Governs.    This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

        15.    Administrator Authority.    The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Performance Shares have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

        16.    Electronic Delivery.    The Company may, in its sole discretion, decide to deliver any documents related to Performance Shares awarded under the Plan or future Performance Shares that may be awarded under the Plan by electronic means or request Participant's consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

        17.    Captions.    Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

        18.    Agreement Severable.    In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

        19.    Modifications to the Agreement.    This Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this Award of Performance Shares.

        20.    Governing Law.    This Agreement shall be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Performance Shares or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Performance Shares is made and/or to be performed.

        21.    Data Privacy.

        (a)   Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant's personal data as described in this Agreement by and among, as applicable, his or her employer, the Company and its Parent or Subsidiary for the exclusive purpose of implementing, administering and managing Participant's participation in the Plan.

        (b)   Participant understands that his or her employer, the Company and its Parent or Subsidiary, as applicable, hold certain personal information about Participant regarding his or her employment, the nature and amount of Participant's compensation and the fact and conditions of Participant's participation in the Plan, including, but not limited to, Participant's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and any Parent or Subsidiary, details of all options, awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant's favor, for the purpose of implementing, administering and managing the Plan (the "Data"). Participant understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Participant's country, or elsewhere, and that the recipient's country may have different data privacy laws and protections than Participant's country. Participant understands that Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the stock administrator. Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant's participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. Participant understands that the Data will be held only as long as is necessary to implement, administer and manage Participant's participation in the Plan. Participant understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the stock administrator in writing. Participant understands, however, that refusing or withdrawing his or her consent may affect the Company's ability to provide benefits under the Plan due to the administration of the Plan being carried out in the United States. For more information on the consequences of refusal to consent or withdrawal of consent, Participant understands that Participant may contact the stock administrator.

        22.    Nature of Grant; No Entitlement; No Claim for Compensation.    In accepting the grant of this Award for the number of Performance Shares as specified above, Participant acknowledges the following:

          (a)   The Plan is established voluntarily by the Company; it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time.

          (b)   The grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future grants of awards (including Awards), or benefits in lieu of awards, even if awards have been granted repeatedly in the past.

          (c)   All decisions with respect to future awards, if any, will be at the sole discretion of the Administrator.

          (d)   Participant is voluntarily participating in the Plan.

          (e)   This Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or any Parent or Subsidiary (including, as applicable, Participant's employer) and which is outside the scope of Participant's employment contract, if any.

          (f)    This Award is not part of Participant's normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

          (g)   In the event that Participant's employer is not the Company, the grant of the Award will not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of the Award will not be interpreted to form an employment contract with Participant's employer or any Parent or Subsidiary of the Company.

          (h)   The future value of the underlying Shares is unknown and cannot be predicted with certainty.

          (i)    In consideration of the grant of this Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or diminution in value of the Award or any of the Shares issuable under the Award from termination of Participant's employment by the Company or Participant's employer, as applicable (and for any reason whatsoever and whether or not in breach of contract or local labor laws), and Participant irrevocably releases Participant's employer, the Company and its Parent and Subsidiaries, as applicable, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Participant shall be deemed to have irrevocably waived his or her entitlement to pursue such claim to the extent permitted by the relevant local law, if applicable.

EXHIBIT B

PERFORMANCE MATRIX

Performance Metrics and Weighting:
50% of the performance metric will be based on revenue for the Performance Period, determined in accordance with GAAP, and 50% will be based on non-GAAP operating income for the Performance Period as reported by the Company.
Individual performance multiplier of 0%—100%.

NOTE: No Performance Shares will be earned if the Company does not have positive net income for the applicable performance period and if both fiscal year 2009 revenue and operating income are not at least equal to fiscal year 2008 performance.

Following the Performance Period the Compensation Committee of the Board (the "Committee") will certify in writing whether the applicable performance goals have been achieved for the Performance Period. The Committee will then determine Participant's individual performance multiplier, which will allow the Committee to reduce or eliminate (but not to increase) the amount payable at a given level of performance.
Award Determination:	For corporate performance, no payouts will be earned below threshold performance levels:
• Threshold (see Table I and II below).
• Maximum (see Table I and II below).
Minimum and Maximum Payouts:	• Minimum awards = 50% of target payout.
• Maximum awards = 175% of target payout.

[Table I and Table II]

NOTE: Payout percentages for achievement between the revenue and operating income thresholds specified above will be determined on a linear basis.

Blended weights for the revenue and operating income metrics to be adjusted by the individual performance multiplier and then rounded down to the nearest five percent (5%) and applied against target shares to determine final payout.

The following illustration is for purposes of example only:

Assumptions:

  •
  Total target Performance Shares = 10,000

  •
  100% of Performance Shares subject to corporate performance metrics.

  •
  Revenue and operating income metrics are determined on a linear basis between applicable performance thresholds for determination of performance for that metric; the resulting performance weights are then blended together and adjusted by the individual performance multiplier and then rounded down to the nearest five percent (5%) for final award determination.

[Table]

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  Exhibit 10.32
OMNIVISION TECHNOLOGIES, INC. 2007 EQUITY INCENTIVE PLAN NOTICE OF GRANT OF PERFORMANCE SHARES
EXHIBIT A TERMS AND CONDITIONS OF PERFORMANCE SHARE GRANT
EXHIBIT B PERFORMANCE MATRIX